NEWS RELEASE
April 22, 2021

FOR IMMEDIATE RELEASE	CONTACT: Randall M. Chesler, CEO
(406) 751-4722
Ron J. Copher, CFO
(406) 751-7706

GLACIER BANCORP, INC. ANNOUNCES
RESULTS FOR THE QUARTER ENDED MARCH 31, 2021

1st Quarter 2021 Highlights:
•Net income of $80.8 million, an increase of $37.5 million, or 86 percent, over the prior year first quarter net income of $43.3 million.
•Diluted earnings per share of $0.85, an increase of 85 percent from the prior year first quarter diluted earnings per share of $0.46.
•Gain on sale of loans of $21.6 million, increased $9.8 million, or 82 percent, compared to the prior year first quarter.
•Non-interest expense of $96.6 million, decreased $14.6 million, or 13 percent, compared to the prior quarter and increased $1.1 million, or 1 percent, from the prior year first quarter.
•Bank loan modifications related to the coronavirus disease of 2019 (“COVID-19”) decreased $13.5 million from the prior quarter and decreased $1.433 billion from the second quarter of 2020 to $81.3 million, or 79 basis points of loans excluding the Payroll Protection Program (“PPP”) loans.
•Non-performing assets as a percentage of subsidiary assets was 0.19 percent, which compared to 0.19 percent in the prior quarter and 0.26 percent in the prior year first quarter.
•Core deposits increased $1.307 billion, or 35 percent annualized, during the current quarter and increased $4.571 billion, or 40 percent, from the prior year first quarter.
•The loan portfolio increased $147 million, or 5 percent annualized, in the current quarter and increased $1.182 billion, or 12 percent, from the prior year first quarter.
•The Company funded 6,500 PPP loans in the amount of $487 million during the current quarter.
•The Company received $426 million in PPP loan forgiveness from the U.S. Small Business Administration (“SBA”) during the current quarter.
•Declared a quarterly dividend of $0.31 per share, an increase of $0.01 per share or 3 percent over the prior quarter regular dividend. The Company has declared 144 consecutive quarterly dividends and has increased the dividend 47 times.

Financial Summary

	At or for the Three Months ended
(Dollars in thousands, except per share and market data)	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Operating results
Net income	$80,802	81,860	43,339
Basic earnings per share	$0.85	0.86	0.46
Diluted earnings per share	$0.85	0.86	0.46
Dividends declared per share [1]	$0.31	0.45	0.29
Market value per share
Closing	$57.08	46.01	34.01
High	$67.35	47.05	46.10
Low	$44.55	31.29	26.66
Selected ratios and other data
Number of common stock shares outstanding	95,501,819	95,426,364	95,408,274
Average outstanding shares - basic	95,465,801	95,418,958	93,287,670
Average outstanding shares - diluted	95,546,922	95,492,258	93,359,792
Return on average assets (annualized)	1.73%	1.78%	1.25%
Return on average equity (annualized)	14.12%	14.27%	8.52%
Efficiency ratio	46.75%	50.34%	54.65%
Dividend payout ratio [2]	36.47%	52.33%	63.04%
Loan to deposit ratio	70.72%	76.29%	88.10%
Number of full time equivalent employees	2,994	2,970	2,955
Number of locations	193	193	192
Number of ATMs	250	250	247
______________________
1 Includes a special dividend declared of $0.15 per share for the three months ended December 31, 2020.
2 Excluding the special dividend, the dividend payout ratio was 34.88 percent the three months ended December 31, 2020.

KALISPELL, Mont., Apr 22, 2021 (GLOBE NEWSWIRE) - Glacier Bancorp, Inc. (NASDAQ:GBCI) reported net income of $80.8 million for the current quarter, an increase of $37.5 million, or 86 percent, from the $43.3 million of net income for the prior year first quarter. Diluted earnings per share for the current quarter was $0.85 per share, an increase of 85 percent from the prior year first quarter diluted earnings per share of $0.46. “The Glacier team got off to a strong start in 2021 and is well positioned for the rest of the year. We believe our markets are among the strongest in the country and that our unique business model will continue to enable our Company to grow by delivering superior service to new and existing customers,” said Randy Chesler, President and Chief Executive Officer.

Asset Summary

				$ Change from
(Dollars in thousands)	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Dec 31, 2020	Mar 31, 2020
Cash and cash equivalents	$878,450	633,142	273,441	245,308	605,009
Debt securities, available-for-sale	5,853,315	5,337,814	3,429,890	515,501	2,423,425
Debt securities, held-to-maturity	588,751	189,836	203,814	398,915	384,937
Total debt securities	6,442,066	5,527,650	3,633,704	914,416	2,808,362
Loans receivable
Residential real estate	745,097	802,508	957,830	(57,411)	(212,733)
Commercial real estate	6,474,701	6,315,895	5,928,303	158,806	546,398
Other commercial	3,100,584	3,054,817	2,239,878	45,767	860,706
Home equity	625,369	636,405	652,942	(11,036)	(27,573)
Other consumer	324,178	313,071	309,253	11,107	14,925
Loans receivable	11,269,929	11,122,696	10,088,206	147,233	1,181,723
Allowance for credit losses	(156,446)	(158,243)	(150,190)	1,797	(6,256)
Loans receivable, net	11,113,483	10,964,453	9,938,016	149,030	1,175,467
Other assets	1,336,553	1,378,961	1,313,223	(42,408)	23,330
Total assets	$19,770,552	18,504,206	15,158,384	1,266,346	4,612,168

Total debt securities of $6.442 billion at March 31, 2021 increased $914 million, or 17 percent, during the current quarter and increased $2.808 billion, or 77 percent, from the prior year first quarter. The Company continues to purchase debt securities with excess liquidity from the increase in core deposits and SBA forgiveness of PPP loans. Debt securities represented 33 percent of total assets at March 31, 2021 compared to 30 percent of total assets at December 30, 2020 and 24 percent of total assets at March 31, 2020.

The loan portfolio of $11.270 billion at March 31, 2021 increased $147 million, or 5 percent annualized, in the current quarter. Excluding the PPP loans, the loan portfolio increased $80.6 million, or 3 percent annualized, during the current quarter with the largest increase in commercial real estate loans which increased $159 million, or 3 percent.

The loan portfolio increased $1.182 billion, or 12 percent, from the prior year first quarter. Excluding the PPP loans, the loan portfolio increased $206 million, or 2 percent, from the prior year first quarter with the largest increase in commercial real estate loans which increased $546 million, or 9 percent.

Credit Quality Summary

	At or for the Three Months ended	At or for the Year ended	At or for the Three Months ended
(Dollars in thousands)	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Allowance for credit losses
Balance at beginning of period	$158,243	124,490	124,490
Impact of adopting CECL	—	3,720	3,720
Acquisitions	—	49	49
Provision for credit losses	489	37,637	22,744
Charge-offs	(4,246)	(13,808)	(2,567)
Recoveries	1,960	6,155	1,754
Balance at end of period	$156,446	158,243	150,190
Provision for credit losses
Loan portfolio	$489	37,637	22,744
Unfunded loan commitments	(441)	2,128	(3,559)
Total provision for credit losses	$48	39,765	19,185
Other real estate owned	$2,965	1,744	4,748
Accruing loans 90 days or more past due	3,733	1,725	6,624
Non-accrual loans	29,887	31,964	28,006
Total non-performing assets	$36,585	35,433	39,378
Non-performing assets as a percentage of subsidiary assets	0.19%	0.19%	0.26%
Allowance for credit losses as a percentage of non-performing loans	465%	470%	434%
Allowance for credit losses as a percentage of total loans	1.39%	1.42%	1.49%
Net charge-offs as a percentage of total loans	0.02%	0.07%	0.01%
Accruing loans 30-89 days past due	$44,616	22,721	41,375
Accruing troubled debt restructurings	$41,345	42,003	44,371
Non-accrual troubled debt restructurings	$4,702	3,507	6,911
U.S. government guarantees included in non-performing assets	$2,778	3,011	3,204

Non-performing assets of $36.6 million at March 31, 2021 increased $1.2 million, or 3 basis points, over the prior quarter and decreased $2.8 million, or 7 percent, over the prior year first quarter. Non-performing assets as a percentage of subsidiary assets at March 31, 2021 was 0.19 percent. Excluding the government guaranteed PPP loans, the non-performing assets as a percentage of subsidiary assets at March 31, 2021 was 0.19 percent, a decrease of 1 basis point from the prior quarter and 7 basis points decrease from the prior year first quarter.

Early stage delinquencies (accruing loans 30-89 days past due) of $44.6 million at March 31, 2021 increased $21.9 million from the prior quarter with the increase primarily isolated to one credit relationship. Early stage delinquencies increased $3.2 million from the prior year first quarter. Early stage delinquencies as a percentage of loans at March 31, 2021 was 0.40 percent, which was an increase of 20 basis points from prior quarter and a 1 basis point decrease from prior year first quarter. Excluding PPP loans, early stage delinquencies as a percentage of loans at March 31, 2021 was 0.43 percent, which was an increase of 21 basis points from prior quarter and a 2 basis points increase from prior year first quarter.

The current quarter provision for credit loss expense on loans of $489 thousand was an increase of $2.0 million from the prior quarter provision for credit loss benefit of $1.5 million and a $22.3 million decrease from the prior year first quarter provision for credit loss expense of $22.7 million. The higher levels of provision for credit losses in the prior year first quarter was from credit losses related to COVID-19 and an additional $4.8 of provision for credit losses related to the acquisition of State Bank Corp. (“SBAZ”). The allowance for credit losses on loans (“ACL”) as a percentage of total loans outstanding at March 31, 2021 was 1.39 percent which was a 3 basis points decrease compared to the prior quarter. Excluding the PPP loans, the ACL as percentage of loans was 1.51 percent compared to 1.55 percent in as of the prior quarter and 1.49 percent in the prior year first quarter.

Credit Quality Trends and Provision for Credit Losses on the Loan Portfolio

(Dollars in thousands)	Provision for Credit Losses Loans	Net Charge-Offs	ACL as a Percent of Loans	Accruing Loans 30-89 Days Past Due as a Percent of Loans	Non-Performing Assets to Total Subsidiary Assets
First quarter 2021	$489	$2,286	1.39%	0.40%	0.19%
Fourth quarter 2020	(1,528)	4,781	1.42%	0.20%	0.19%
Third quarter 2020	2,869	826	1.42%	0.15%	0.25%
Second quarter 2020	13,552	1,233	1.42%	0.22%	0.27%
First quarter 2020	22,744	813	1.49%	0.41%	0.26%
Fourth quarter 2019	—	1,045	1.31%	0.24%	0.27%
Third quarter 2019	—	3,519	1.32%	0.31%	0.40%
Second quarter 2019	—	732	1.46%	0.43%	0.41%

Net charge-offs for the current quarter were $2.3 million compared to $4.8 million for the prior quarter and $813 thousand from the same quarter last year. Loan portfolio growth, composition, average loan size, credit quality considerations, economic forecasts and other environmental factors will continue to determine the level of the provision for credit losses for loans.

PPP Loans

	March 31, 2021
(Dollars in thousands)	Number of PPP Loans	Round 1 PPP 2020 Loans	Round 2 PPP 2021 Loans	Total PPP Loans	Total Loans Receivable, Net of PPP Loans	PPP Loans as a Percent of Total Loans Receivable, Net of PPP Loans
Residential real estate	—	$—	—	—	745,097	—%
Commercial real estate and other commercial
Real estate rental and leasing	684	14,795	13,970	28,765	3,614,584	0.80%
Accommodation and food services	1,324	48,140	130,304	178,444	664,115	26.87%
Healthcare	1,165	150,949	53,041	203,990	835,975	24.40%
Manufacturing	506	20,013	25,002	45,015	181,641	24.78%
Retail and wholesale trade	850	39,275	24,616	63,891	496,052	12.88%
Construction	1,426	62,445	81,326	143,771	765,959	18.77%
Other	5,148	153,592	158,323	311,915	2,041,167	15.28%
Home equity and other consumer	—	—	—	—	949,548	—%
Total	11,103	$489,209	486,582	975,791	10,294,138	9.48%

During the current quarter, the Company originated $487 million of Round 2 PPP loans which generated $27.7 million of SBA processing fees and $5.2 million of deferred compensation costs for total net deferred fees of $22.5 million. During the current quarter, the SBA processing fees received on Round 2 averaged 5.67 percent which compared to the average of 3.75 percent received on Round 1 in the prior year. The increase in the fee received was the result of an increase in the number of smaller loans which receive a higher percentage fee and the change in the SBA fee schedule for loans under $50 thousand.

The Company continued to submit applications to the SBA for Round 1 PPP loan forgiveness which resulted in a $426 million decrease in PPP loans during the current quarter. As of March 31, 2021, the Company had $489 million or 33 percent of the $1.472 billion of Round 1 PPP loans originated in the prior year.

The Company recognized $13.5 million of interest income (including deferred fees and costs) from the Round 1 and Round 2 PPP loans in the current quarter. The income recognized in the current quarter included $7.8 million acceleration of net deferred fees in interest income resulting from the SBA forgiveness of loans. Net deferred fees remaining on the balance of PPP loans at March 31, 2021 were $28.1 million, which will be recognized into interest income over the remaining life of the loans or when the loans are forgiven in whole or in part by the SBA.

COVID-19 Bank Loan Modifications

	March 31, 2021					December 31, 2020
(Dollars in thousands)	Total Loans Receivable, Net of PPP Loans	Amount of Unexpired Original Loan Modifications	Amount of Re-deferral Loan Modifications	Amount of Remaining Loan Modifications	Loan Modifications as a Percent of Total Loans Receivable, Net of PPP Loans	Amount of Remaining Loan Modifications	Loan Modifications as a Percent of Total Loans Receivable, Net of PPP Loans
Residential real estate	$745,097	2,080	3,840	5,920	0.79%	$4,322	0.54%
Commercial real estate and other commercial
Real estate rental and leasing	3,614,584	32,889	4,333	37,222	1.03%	43,313	1.24%
Accommodation and food services	664,115	269	14,641	14,910	2.25%	22,054	3.35%
Healthcare	835,975	4,013	6,482	10,495	1.26%	1,131	0.14%
Manufacturing	181,641	828	1,541	2,369	1.30%	9,488	5.20%
Retail and wholesale trade	496,052	932	408	1,340	0.27%	2,655	0.56%
Construction	765,959	764	—	764	0.10%	927	0.12%
Other	2,041,167	1,871	5,816	7,687	0.38%	10,255	0.50%
Home equity and other consumer	949,548	640	—	640	0.07%	705	0.07%
Total	$10,294,138	44,286	37,061	81,347	0.79%	$94,850	0.93%

In response to COVID-19, the Company modified 3,054 loans in the amount of $1.515 billion during the second quarter of 2020. These modifications were primarily short-term payment deferrals under six months. During the second half of 2020, the majority of the modified loan deferral periods expired, and the loans returned to regular payment status. As of March 31, 2021, $81.3 million of the modifications, or 79 basis points of the $10.294 billion of loans, net of the PPP loans, remain in the deferral period, a reduction of $13.5 million in the current quarter and a reduction of $1.433 billion from the $1.515 billion of the original loan modifications in the second quarter.

In addition to the Bank loan modifications presented above, the state of Montana created the Montana Loan Deferment Program for only Montana-based businesses and was implemented only in the third quarter of 2020. Cares Act Funds were used to provide interest payments upfront and directly to lenders on behalf of participating borrowers to convert existing commercial loans to interest only status, resulting in the deferral of principal and interest for a period of six to twelve months. None of the interest payments are required to be repaid by the borrowers, thus providing a grant to the borrowers. This program was unique to Montana, had minimal qualification requirements, and required that participating lenders modify eligible loans to conform to the program in order for borrowers to qualify for the grant. As of March 31, 2021, the Company had $272 million in eligible loans benefiting from this grant program, which was 2.6 percent of total loans receivable, net of PPP loans. Given the unique nature of the Montana only grant program, the $272 million was not included in the Bank loan modifications presented above.

COVID-19 Higher Risk Industries - Enhanced Monitoring

	March 31, 2021						December 31, 2020
(Dollars in thousands)	Enhanced Monitoring Total Loans Receivable, Net of PPP Loans	Percent of Total Loans Receivable, Net of PPP Loans	Amount of Unexpired Original Loan Modifications	Amount of Re-deferral Loan Modifications	Amount of Remaining Loan Modifications	Loan Modifications as a Percent of Enhanced Monitoring Loans Receivable, Net of PPP Loans	Amount of Remaining Loan Modifications	Percent of Total Loans Receivable, Net of PPP Loans	Loan Modifications as a Percent of Enhanced Monitoring Loans Receivable, Net of PPP Loans
Hotel and motel	$423,606	4.12%	—	11,845	11,845	2.80%	$14,032	4.20%	3.27%
Restaurant	158,246	1.54%	269	2,796	3,065	1.94%	7,999	1.51%	5.19%
Travel and tourism	23,638	0.23%	—	—	—	—%	—	0.22%	—%
Gaming	13,971	0.14%	—	—	—	—%	—	0.14%	—%
Oil and gas	23,334	0.23%	—	—	—	—%	1,435	0.23%	6.20%
Total	$642,795	6.24%	269	14,641	14,910	2.32%	$23,466	6.29%	3.65%

Excluding the PPP loans, the Company has $643 million, or 6 percent, of its total loan portfolio with direct exposure to industries for which it has identified as higher risk, requiring enhanced monitoring. As of March 31, 2021, $14.9 million, or 2.32 percent, of the loans in the higher risk industries have modifications which was a reduction of $8.60 million, or 36 percent, from the $23.5 million of modifications at the end of the prior quarter. The Company continues to conduct enhanced portfolio reviews and monitoring for potential credit deterioration.

Supplemental information regarding credit quality and identification of the Company’s loan portfolio based on regulatory classification is provided in the exhibits at the end of this press release. The regulatory classification of loans is based primarily on collateral type while the Company’s loan segments presented herein are based on the purpose of the loan.

Liability Summary

				$ Change from
(Dollars in thousands)	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Dec 31, 2020	Mar 31, 2020
Deposits
Non-interest bearing deposits	$6,040,440	5,454,539	3,875,848	585,901	2,164,592
NOW and DDA accounts	4,035,455	3,698,559	2,860,563	336,896	1,174,892
Savings accounts	2,206,592	2,000,174	1,578,062	206,418	628,530
Money market deposit accounts	2,817,708	2,627,336	2,155,203	190,372	662,505
Certificate accounts	965,986	978,779	1,025,237	(12,793)	(59,251)
Core deposits, total	16,066,181	14,759,387	11,494,913	1,306,794	4,571,268
Wholesale deposits	38,143	38,142	62,924	1	(24,781)
Deposits, total	16,104,324	14,797,529	11,557,837	1,306,795	4,546,487
Repurchase agreements	996,878	1,004,583	580,335	(7,705)	416,543
Federal Home Loan Bank advances	—	—	513,055	—	(513,055)
Other borrowed funds	33,452	33,068	32,499	384	953
Subordinated debentures	132,499	139,959	139,916	(7,460)	(7,417)
Other liabilities	208,014	222,026	198,098	(14,012)	9,916
Total liabilities	$17,475,167	16,197,165	13,021,740	1,278,002	4,453,427

Core deposits of $16.066 billion as of March 31, 2021 increased $1.307 billion, or 35 percent annualized, from the prior quarter and increased $4.571 billion, or 40 percent, from the prior year first quarter. Non-interest bearing deposits of $6.040 billion as of March 31, 2021 increased $586 million, or 11 percent, from the prior quarter and increased $2.165 billion, or 56 percent, from the prior year first quarter. The last twelve months unprecedented increase in deposits resulted from a number of factors including the PPP loan proceeds deposited by customers, federal stimulus deposits and the increase in customer savings. Non-interest bearing deposits were 38 percent of total core deposits at March 31, 2021 compared to 37 percent of total core deposits at December 31, 2020 and 34 percent at March 31, 2020.

During the current quarter, the Company paid off $7.5 million of subordinated debt. The current and prior quarter low levels of borrowings, including wholesale deposits and Federal Home Loan Bank (“FHLB”) advances, were reflective of the significant increase in core deposits which funded the asset growth.

Stockholders’ Equity Summary

				$ Change from
(Dollars in thousands, except per share data)	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Dec 31, 2020	Mar 31, 2020
Common equity	$2,215,465	2,163,951	2,036,920	51,514	178,545
Accumulated other comprehensive income	79,920	143,090	99,724	(63,170)	(19,804)
Total stockholders’ equity	2,295,385	2,307,041	2,136,644	(11,656)	158,741
Goodwill and core deposit intangible, net	(567,034)	(569,522)	(576,701)	2,488	9,667
Tangible stockholders’ equity	$1,728,351	1,737,519	1,559,943	(9,168)	168,408

Stockholders’ equity to total assets	11.61%	12.47%	14.10%
Tangible stockholders’ equity to total tangible assets	9.00%	9.69%	10.70%
Book value per common share	$24.03	24.18	22.39	(0.15)	1.64
Tangible book value per common share	$18.10	18.21	16.35	(0.11)	1.75

Tangible stockholders’ equity of $1.728 billion at March 31, 2021 decreased $9.2 million, or 5 basis points, from the prior quarter and was primarily the result of a decrease in the unrealized gain on the available-for-sale debt securities during the current quarter which was driven by an increase in interest rates. The current year decrease in both the stockholder’s equity to total assets ratio and the tangible stockholders’ equity to total tangible assets ratio was primarily the result of the $1.266 billion increase in total assets driven by the increase of $914 million in debt securities.

Tangible stockholders’ equity increased $168 million over the prior year first quarter, which was the result of earnings retention. Excluding the impact from PPP Loans, the tangible stockholders’ equity to total assets was 9.48 percent which was a 1.22 percent decrease from prior year first quarter and was due to adding $2.8 billion in debt securities. Tangible book value per common share of $18.10 at the current quarter end decreased $0.11 per share from the prior quarter and increased $1.75 per share from a year ago.

Cash Dividends
On March 31, 2021, the Company’s Board of Directors declared a quarterly cash dividend of $0.31 per share. The dividend was payable April 22, 2021 to shareholders of record on April 13, 2021. The dividend was the 144th consecutive dividend. Future cash dividends will depend on a variety of factors, including net income, capital, asset quality, general economic conditions and regulatory considerations.

Operating Results for Three Months Ended March 31, 2021
Compared to December 31, 2020, and March 31, 2020

Income Summary

	Three Months ended			$ Change from
(Dollars in thousands)	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Dec 31, 2020	Mar 31, 2020
Net interest income
Interest income	$161,552	171,308	142,865	(9,756)	18,687
Interest expense	4,740	5,550	8,496	(810)	(3,756)
Total net interest income	156,812	165,758	134,369	(8,946)	22,443
Non-interest income
Service charges and other fees	12,792	13,713	14,020	(921)	(1,228)
Miscellaneous loan fees and charges	2,778	2,293	1,285	485	1,493
Gain on sale of loans	21,624	26,214	11,862	(4,590)	9,762
Gain on sale of investments	284	124	863	160	(579)
Other income	2,643	2,360	5,242	283	(2,599)
Total non-interest income	40,121	44,704	33,272	(4,583)	6,849
Total income	196,933	210,462	167,641	(13,529)	29,292
Net interest margin (tax-equivalent)	3.74%	4.03%	4.36%

Net Interest Income
The current quarter net interest income of $157 million decreased $8.9 million, or 5 percent, over the prior quarter and increased $22.4 million, or 17 percent, from the prior year first quarter. The current quarter interest income of $162 million decreased $9.8 million, or 6 percent, compared to the prior quarter due to a decrease in income from PPP loans. The current quarter interest income increased $18.7 million, or 13 percent, over the prior year first quarter due to an increase in income from PPP loans and debt securities. The interest income (which included deferred fees and deferred costs) from the PPP loans was $13.5 million in the current quarter and $21.5 million in the prior quarter.

The current quarter interest expense of $4.7 million decreased $810 thousand, or 15 percent, over the prior quarter and decreased $3.8 million, or 44 percent, over the prior year first quarter primarily as result of a decrease in deposit rates and borrowing interest rates. During the current quarter, the total cost of funding (including non-interest bearing deposits) of 12 basis points declined 2 basis points in the current quarter and 17 basis points from the prior year first quarter with both decreases driven by a decrease in rates in deposits and borrowings.

The Company’s net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current quarter was 3.74 percent compared to 4.03 percent in the prior quarter and 4.36 in the prior year first quarter. The core net interest margin, excluding 4 basis points of discount accretion, 1 basis point from non-accrual interest and 13 basis points increase from the PPP loans, was 3.56 percent compared to 3.76 in the prior quarter and 4.30 percent in the prior year first quarter. The core net interest margin decreased 20 basis points in the current quarter and decreased 74 basis points from the prior year first quarter due to a decrease in earning asset yields. Earning asset yields have decreased from the combined impact of the significant increase in the lower yielding debt securities and the decrease in yields on both loans and debt securities. Debt securities comprised 35.7 percent of the earning assets during the current quarter compared to 31.8 percent in the prior quarter and 23.5 percent in the prior year first quarter.

Non-interest Income
Non-interest income for the current quarter totaled $40.1 million which was a decrease of $4.6 million, or 10 percent, over the prior quarter and an increase of $6.8 million, or 21 percent, over the same quarter last year. Service charges and other fees decreased $921 thousand from the prior quarter and decreased $1.2 million from the prior year first quarter as a result of decreased overdraft activity. Gain on the sale of loans of $21.6 million for the current quarter decreased $4.6 million, or 18 percent, compared to the prior quarter, although remained at elevated levels as a result of the current low interest rate environment. Gain on sale of loans increased $9.8 million, or 82 percent, from the prior year first quarter due to the increase in purchase and refinance activity driven by the decrease in interest rates. Other income of $2.6 million decreased $2.6 million, or 50 percent, from the prior year first quarter as a result of a $2.4 million gain on the sale of a former branch building in the prior year.

Non-interest Expense Summary

	Three Months ended			$ Change from
(Dollars in thousands)	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Dec 31, 2020	Mar 31, 2020
Compensation and employee benefits	$62,468	70,540	59,660	(8,072)	2,808
Occupancy and equipment	9,515	9,728	9,219	(213)	296
Advertising and promotions	2,371	2,797	2,487	(426)	(116)
Data processing	5,206	5,211	5,282	(5)	(76)
Other real estate owned	12	550	112	(538)	(100)
Regulatory assessments and insurance	1,879	1,034	1,090	845	789
Core deposit intangibles amortization	2,488	2,612	2,533	(124)	(45)
Other expenses	12,646	18,715	15,104	(6,069)	(2,458)
Total non-interest expense	$96,585	111,187	95,487	(14,602)	1,098

Total non-interest expense of $96.6 million for the current quarter decreased $14.6 million, or 13 percent, over the prior quarter and increased $1.1 million, or 1 percent, over the prior year first quarter. Compensation and employee benefits decreased $8.1 million, or 11 percent, from the prior quarter which was primarily driven by the $5.2 million increase in deferred compensation on originating Round 2 PPP loans. Compensation and employee benefits increased by $2.8 million, or 5 percent, from the prior year first quarter which was due to increased real estate commissions, increased employees from acquisitions and organic growth which more than offset the decreased expense from originating PPP loans. Regulatory assessment and insurance increased $845 thousand from the prior quarter primarily due to an accrual adjustment in the prior quarter for waiver of the State of Montana regulatory semi-annual assessment for the second half of 2020. Regulatory assessment and insurance increased $789 thousand from the prior year first quarter primarily due to $530 thousand in Small Bank Assessment credits applied in the prior year first quarter. Other expenses of $12.6 million, decreased $6.1 million, or 32 percent, from the prior quarter and decreased $2.5 million, or 16 percent, from the prior year first quarter. Current quarter other expenses included acquisition-related expenses of $104 thousand compared to $501 thousand in the prior quarter and $2.8 million in the prior year first quarter.

Federal and State Income Tax Expense
Tax expense during the first quarter of 2021 was $19.5 million, an increase of $548 thousand, or 3 percent, compared to the prior quarter and an increase of $9.9 million, or 102 percent, from the prior year first quarter. The effective tax rate in the current and prior quarter was 19 percent compared to 18 percent in the prior year first quarter.

Efficiency Ratio
The efficiency ratio was 46.75 percent in the current quarter and 50.34 percent in the prior quarter. “The Bank divisions continue to focus on controlling non-interest expenses,” said Ron Copher, Chief Financial Officer. “We were pleased with the improvement in the efficiency ratio during the current quarter.” Excluding the impact from the PPP loans, the efficiency ratio would have been 52.89 percent in the current quarter, which was a 307 basis points decrease from the prior quarter efficiency ratio of 55.96 percent and was driven by the decrease in non-interest expense, including a $5.2 increase in deferred compensation on originating the PPP loans, that more than offset the decrease in net interest income and gain on sale of loans. Excluding the current year impact from the PPP loans, the current quarter efficiency ratio of 52.89 which was a decrease of 176 basis points the prior year first quarter efficiency ratio of 54.65 percent and was primarily from the increase in gain on sale of loans and net interest income.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about management’s plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this news release:

•the risks associated with lending and potential adverse changes of the credit quality of loans in the Company’s portfolio;
•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System or the Federal Reserve Board, which could adversely affect the Company’s net interest income and profitability;
•changes in the cost and scope of insurance from the Federal Deposit Insurance Corporation and other third parties;
•legislative or regulatory changes, such as the those signaled by the Biden Administration, as well as increased banking and consumer protection regulation that adversely affect the Company’s business, both generally and as a result of the Company exceeding $10 billion in total consolidated assets;
•ability to complete pending or prospective future acquisitions;
•costs or difficulties related to the completion and integration of acquisitions;
•the goodwill the Company has recorded in connection with acquisitions could become impaired, which may have an adverse impact on earnings and capital;
•reduced demand for banking products and services;
•the reputation of banks and the financial services industry could deteriorate, which could adversely affect the Company's ability to obtain and maintain customers;
•competition among financial institutions in the Company's markets may increase significantly;
•the risks presented by continued public stock market volatility, which could adversely affect the market price of the Company’s common stock and the ability to raise additional capital or grow the Company through acquisitions;
•the projected business and profitability of an expansion or the opening of a new branch could be lower than expected;
•consolidation in the financial services industry in the Company’s markets resulting in the creation of larger financial institutions who may have greater resources could change the competitive landscape;

•dependence on the Chief Executive Officer, the senior management team and the Presidents of Glacier Bank divisions;
•material failure, potential interruption or breach in security of the Company’s systems and technological changes which could expose us to new risks (e.g., cybersecurity), fraud or system failures;
•natural disasters, including fires, floods, earthquakes, and other unexpected events;
•the Company’s success in managing risks involved in the foregoing; and
•the effects of any reputational damage to the Company resulting from any of the foregoing.

The Company does not undertake any obligation to publicly correct or update any forward-looking statement if it later becomes aware that actual results are likely to differ materially from those expressed in such forward-looking statement.

Conference Call Information
A conference call for investors is scheduled for 11:00 a.m. Eastern Time on Friday, April 23, 2021. The conference call will be accessible by telephone and webcast. Interested individuals are invited to listen to the call by dialing 877-561-2748 and conference ID 8356937. To participate on the webcast, log on to: https://edge.media-server.com/mmc/p/2wjr73e8. If you are unable to participate during the live webcast, the call will be archived on our website, www.glacierbancorp.com, or by calling 855-859-2056 with the ID 8356937 by April 30, 2021.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. (NASDAQ:GBCI), a member of the Russell 2000® and the S&P MidCap 400® indices, is the parent company for Glacier Bank and its Bank divisions: Bank of the San Juans (Durango, CO), Citizens Community Bank (Pocatello, ID), Collegiate Peaks Bank (Buena Vista, CO), First Bank of Montana (Lewistown, MT), First Bank of Wyoming (Powell, WY), First Community Bank Utah (Layton, UT), First Security Bank (Bozeman, MT), First Security Bank of Missoula (Missoula, MT), First State Bank (Wheatland, WY), Glacier Bank (Kalispell, MT), Heritage Bank of Nevada (Reno, NV), Mountain West Bank (Coeur d’Alene, ID), North Cascades Bank (Chelan, WA), The Foothills Bank (Yuma, AZ), Valley Bank of Helena (Helena, MT), and Western Security Bank (Billings, MT).

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Assets
Cash on hand and in banks	$227,745	227,108	204,373
Interest bearing cash deposits	650,705	406,034	69,068
Cash and cash equivalents	878,450	633,142	273,441
Debt securities, available-for-sale	5,853,315	5,337,814	3,429,890
Debt securities, held-to-maturity	588,751	189,836	203,814
Total debt securities	6,442,066	5,527,650	3,633,704
Loans held for sale, at fair value	118,731	166,572	94,619
Loans receivable	11,269,929	11,122,696	10,088,206
Allowance for credit losses	(156,446)	(158,243)	(150,190)
Loans receivable, net	11,113,483	10,964,453	9,938,016
Premises and equipment, net	322,354	325,335	324,230
Other real estate owned	2,965	1,744	4,748
Accrued interest receivable	79,331	75,497	68,525
Core deposit intangible, net	53,021	55,509	63,346
Goodwill	514,013	514,013	513,355
Non-marketable equity securities	10,022	10,023	30,597
Bank-owned life insurance	122,843	123,763	121,685
Other assets	113,273	106,505	92,118
Total assets	$19,770,552	18,504,206	15,158,384
Liabilities
Non-interest bearing deposits	$6,040,440	5,454,539	3,875,848
Interest bearing deposits	10,063,884	9,342,990	7,681,989
Securities sold under agreements to repurchase	996,878	1,004,583	580,335
FHLB advances	—	—	513,055
Other borrowed funds	33,452	33,068	32,499
Subordinated debentures	132,499	139,959	139,916
Accrued interest payable	2,590	3,305	4,713
Deferred tax liability	3,116	23,860	15,210
Other liabilities	202,308	194,861	178,175
Total liabilities	17,475,167	16,197,165	13,021,740
Commitments and Contingent Liabilities
Stockholders’ Equity
Preferred shares, $0.01 par value per share, 1,000,000 shares authorized, none issued or outstanding	—	—	—
Common stock, $0.01 par value per share, 117,187,500 shares authorized	955	954	954
Paid-in capital	1,495,438	1,495,053	1,491,651
Retained earnings - substantially restricted	719,072	667,944	544,315
Accumulated other comprehensive income	79,920	143,090	99,724
Total stockholders’ equity	2,295,385	2,307,041	2,136,644
Total liabilities and stockholders’ equity	$19,770,552	18,504,206	15,158,384

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months ended
(Dollars in thousands, except per share data)	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Interest Income
Debt securities	$27,306	27,388	21,014
Residential real estate loans	10,146	11,176	11,526
Commercial loans	113,541	121,956	98,684
Consumer and other loans	10,559	10,788	11,641
Total interest income	161,552	171,308	142,865
Interest Expense
Deposits	3,014	3,500	5,581
Securities sold under agreements to repurchase	689	818	989
Federal Home Loan Bank advances	—	49	346
Other borrowed funds	174	173	128
Subordinated debentures	863	1,010	1,452
Total interest expense	4,740	5,550	8,496
Net Interest Income	156,812	165,758	134,369
Provision for credit losses	48	(1,535)	19,185
Net interest income after provision for credit losses	156,764	167,293	115,184
Non-Interest Income
Service charges and other fees	12,792	13,713	14,020
Miscellaneous loan fees and charges	2,778	2,293	1,285
Gain on sale of loans	21,624	26,214	11,862
Gain on sale of debt securities	284	124	863
Other income	2,643	2,360	5,242
Total non-interest income	40,121	44,704	33,272
Non-Interest Expense
Compensation and employee benefits	62,468	70,540	59,660
Occupancy and equipment	9,515	9,728	9,219
Advertising and promotions	2,371	2,797	2,487
Data processing	5,206	5,211	5,282
Other real estate owned	12	550	112
Regulatory assessments and insurance	1,879	1,034	1,090
Core deposit intangibles amortization	2,488	2,612	2,533
Other expenses	12,646	18,715	15,104
Total non-interest expense	96,585	111,187	95,487
Income Before Income Taxes	100,300	100,810	52,969
Federal and state income tax expense	19,498	18,950	9,630
Net Income	$80,802	81,860	43,339

Glacier Bancorp, Inc.
Average Balance Sheets

	Three Months ended
	March 31, 2021			December 31, 2020
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$893,052	$10,146	4.54%	$984,942	$11,176	4.54%
Commercial loans [1]	9,412,281	114,928	4.95%	9,535,228	123,327	5.15%
Consumer and other loans	949,736	10,559	4.51%	951,379	10,788	4.51%
Total loans [2]	11,255,069	135,633	4.89%	11,471,549	145,291	5.04%
Tax-exempt debt securities [2]	1,545,484	14,710	3.81%	1,511,725	14,659	3.88%
Taxable debt securities [4]	4,713,936	15,851	1.35%	3,838,896	15,957	1.66%
Total earning assets	17,514,489	166,194	3.85%	16,822,170	175,907	4.16%
Goodwill and intangibles	568,222			570,771
Non-earning assets	843,305			853,518
Total assets	$18,926,016			$18,246,459
Liabilities
Non-interest bearing deposits	$5,591,531	$—	—%	$5,498,744	$—	—%
NOW and DDA accounts	3,830,856	570	0.06%	3,460,923	607	0.07%
Savings accounts	2,092,517	138	0.03%	1,935,476	162	0.03%
Money market deposit accounts	2,719,267	865	0.13%	2,635,653	1,052	0.16%
Certificate accounts	971,584	1,422	0.59%	984,100	1,629	0.66%
Total core deposits	15,205,755	2,995	0.08%	14,514,896	3,450	0.09%
Wholesale deposits [5]	38,076	19	0.20%	100,329	50	0.20%
Repurchase agreements	1,001,394	689	0.28%	969,263	819	0.34%
FHLB advances	—	—	—%	6,540	49	2.93%
Subordinated debentures and other borrowed funds	165,830	1,037	2.54%	172,936	1,182	2.72%
Total funding liabilities	16,411,055	4,740	0.12%	15,763,964	5,550	0.14%
Other liabilities	193,858			199,771
Total liabilities	16,604,913			15,963,735
Stockholders’ Equity
Common stock	955			954
Paid-in capital	1,495,138			1,494,422
Retained earnings	710,137			657,906
Accumulated other comprehensive income	114,873			129,442
Total stockholders’ equity	2,321,103			2,282,724
Total liabilities and stockholders’ equity	$18,926,016			$18,246,459
Net interest income (tax-equivalent)		$161,454			$170,357
Net interest spread (tax-equivalent)			3.73%			4.02%
Net interest margin (tax-equivalent)			3.74%			4.03%
______________________________
1 Includes tax effect of $1.4 million and $1.4 million on tax-exempt municipal loan and lease income for the three months ended March 31, 2021 and December 31, 2020, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $3.0 million and $3.0 million on tax-exempt debt securities income for the three months ended March 31, 2021 and December 31, 2020, respectively.
4 Includes tax effect of $255 thousand and $266 thousand on federal income tax credits for the three months ended March 31, 2021 and December 31, 2020, respectively.
5 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts with contractual maturities.

Glacier Bancorp, Inc.
Average Balance Sheets (continued)

	Three Months ended
	March 31, 2021			March 31, 2020
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$893,052	$10,146	4.54%	$980,647	$11,526	4.70%
Commercial loans [1]	9,412,281	114,928	4.95%	7,809,482	99,956	5.15%
Consumer and other loans	949,736	10,559	4.51%	926,924	11,641	5.05%
Total loans [2]	11,255,069	135,633	4.89%	9,717,053	123,123	5.10%
Tax-exempt debt securities [3]	1,545,484	14,710	3.81%	930,601	9,409	4.04%
Taxable debt securities [4]	4,713,936	15,851	1.35%	2,059,581	13,772	2.67%
Total earning assets	17,514,489	166,194	3.85%	12,707,235	146,304	4.63%
Goodwill and intangibles	568,222			539,431
Non-earning assets	843,305			690,338
Total assets	$18,926,016			$13,937,004
Liabilities
Non-interest bearing deposits	$5,591,531	$—	—%	$3,672,959	$—	—%
NOW and DDA accounts	3,830,856	570	0.06%	2,675,152	915	0.14%
Savings accounts	2,092,517	138	0.03%	1,518,809	239	0.06%
Money market deposit accounts	2,719,267	865	0.13%	2,031,799	1,624	0.32%
Certificate accounts	971,584	1,422	0.59%	965,908	2,595	1.08%
Total core deposits	15,205,755	2,995	0.08%	10,864,627	5,373	0.20%
Wholesale deposits [5]	38,076	19	0.20%	57,110	208	1.46%
Repurchase agreements	1,001,394	689	0.28%	542,822	989	0.73%
FHLB advances	—	—	—%	108,672	346	1.26%
Subordinated debentures and other borrowed funds	165,830	1,037	2.54%	169,965	1,580	3.74%
Total funding liabilities	16,411,055	4,740	0.12%	11,743,196	8,496	0.29%
Other liabilities	193,858			147,361
Total liabilities	16,604,913			11,890,557
Stockholders’ Equity
Common stock	955			933
Paid-in capital	1,495,138			1,417,004
Retained earnings	710,137			562,951
Accumulated other comprehensive income	114,873			65,559
Total stockholders’ equity	2,321,103			2,046,447
Total liabilities and stockholders’ equity	$18,926,016			$13,937,004
Net interest income (tax-equivalent)		$161,454			$137,808
Net interest spread (tax-equivalent)			3.73%			4.34%
Net interest margin (tax-equivalent)			3.74%			4.36%
______________________________
1 Includes tax effect of $1.4 million and $1.3 million on tax-exempt municipal loan and lease income for the three months ended March 31, 2021 and 2020, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $3.0 million and $1.9 million on tax-exempt debt securities income for the three months ended March 31, 2021 and 2020, respectively.
4 Includes tax effect of $255 thousand and $266 thousand on federal income tax credits for the three months ended March 31, 2021 and 2020, respectively.
5 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts with contractual maturities.

Glacier Bancorp, Inc.
Loan Portfolio by Regulatory Classification

	Loans Receivable, by Loan Type			% Change from
(Dollars in thousands)	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Dec 31, 2020	Mar 31, 2020
Custom and owner occupied construction	$153,226	$157,529	$172,238	(3)%	(11)%
Pre-sold and spec construction	154,312	148,845	180,799	4%	(15)%
Total residential construction	307,538	306,374	353,037	—%	(13)%
Land development	103,960	102,930	101,644	1%	2%
Consumer land or lots	133,409	123,747	121,082	8%	10%
Unimproved land	62,002	59,500	65,355	4%	(5)%
Developed lots for operative builders	27,310	30,449	32,661	(10)%	(16)%
Commercial lots	61,289	60,499	59,023	1%	4%
Other construction	604,326	555,375	453,403	9%	33%
Total land, lot, and other construction	992,296	932,500	833,168	6%	19%
Owner occupied	1,973,309	1,945,686	1,813,284	1%	9%
Non-owner occupied	2,372,644	2,290,512	2,200,664	4%	8%
Total commercial real estate	4,345,953	4,236,198	4,013,948	3%	8%
Commercial and industrial	1,883,438	1,850,197	1,151,817	2%	64%
Agriculture	728,579	721,490	694,444	1%	5%
1st lien	1,130,339	1,228,867	1,213,232	(8)%	(7)%
Junior lien	35,230	41,641	49,071	(15)%	(28)%
Total 1-4 family	1,165,569	1,270,508	1,262,303	(8)%	(8)%
Multifamily residential	380,172	391,895	352,379	(3)%	8%
Home equity lines of credit	664,800	657,626	656,953	1%	1%
Other consumer	191,152	190,186	180,832	1%	6%
Total consumer	855,952	847,812	837,785	1%	2%
States and political subdivisions	546,086	575,647	566,953	(5)%	(4)%
Other	183,077	156,647	116,991	17%	56%
Total loans receivable, including loans held for sale	11,388,660	11,289,268	10,182,825	1%	12%
Less loans held for sale [1]	(118,731)	(166,572)	(94,619)	(29)%	25%
Total loans receivable	$11,269,929	$11,122,696	$10,088,206	1%	12%
______________________________
1 Loans held for sale are primarily 1st lien 1-4 family loans.

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification

	Non-performing Assets, by Loan Type			Non- Accrual Loans	Accruing Loans 90 Days or More Past Due	Other Real Estate Owned
(Dollars in thousands)	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Mar 31, 2021	Mar 31, 2021	Mar 31, 2021
Custom and owner occupied construction	$246	247	188	246	—	—
Pre-sold and spec construction	—	—	96	—	—	—
Total residential construction	246	247	284	246	—	—
Land development	330	342	1,432	82	—	248
Consumer land or lots	325	201	471	198	—	127
Unimproved land	243	294	680	197	—	46
Commercial lots	368	368	529	—	—	368
Other construction	—	—	—	—	—	—
Total land, lot and other construction	1,266	1,205	3,112	477	—	789
Owner occupied	5,272	6,725	5,269	5,152	—	120
Non-owner occupied	4,615	4,796	5,133	4,615	—	—
Total commercial real estate	9,887	11,521	10,402	9,767	—	120
Commercial and industrial	6,100	6,689	5,438	5,536	129	435
Agriculture	8,392	6,313	7,263	5,502	2,890	—
1st lien	4,303	5,353	8,410	4,115	188	—
Junior lien	290	301	640	262	28	—
Total 1-4 family	4,593	5,654	9,050	4,377	216	—
Multifamily residential	—	—	402	—	—	—
Home equity lines of credit	3,614	2,939	2,617	2,684	—	930
Other consumer	1,017	572	520	866	151	—
Total consumer	4,631	3,511	3,137	3,550	151	930
Other	1,470	293	290	432	347	691
Total	$36,585	35,433	39,378	29,887	3,733	2,965

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Accruing 30-89 Days Delinquent Loans, by Loan Type			% Change from
(Dollars in thousands)	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Dec 31, 2020	Mar 31, 2020
Custom and owner occupied construction	$963	$788	$2,176	22%	(56)%
Pre-sold and spec construction	—	—	328	n/m	(100)%
Total residential construction	963	788	2,504	22%	(62)%
Land development	—	202	840	(100)%	(100)%
Consumer land or lots	215	71	321	203%	(33)%
Unimproved land	334	357	934	(6)%	(64)%
Developed lots for operative builders	—	306	—	(100)%	n/m
Commercial lots	—	—	216	n/m	(100)%
Other construction	1,520	—	—	n/m	n/m
Total land, lot and other construction	2,069	936	2,311	121%	(10)%
Owner occupied	1,784	3,432	3,235	(48)%	(45)%
Non-owner occupied	2,407	149	4,764	1,515%	(49)%
Total commercial real estate	4,191	3,581	7,999	17%	(48)%
Commercial and industrial	2,063	1,814	6,122	14%	(66)%
Agriculture	25,458	1,553	6,210	1,539%	310%
1st lien	5,984	6,677	7,419	(10)%	(19)%
Junior lien	18	55	795	(67)%	(98)%
Total 1-4 family	6,002	6,732	8,214	(11)%	(27)%
Home equity lines of credit	1,223	2,840	5,549	(57)%	(78)%
Other consumer	519	1,054	1,456	(51)%	(64)%
Total consumer	1,742	3,894	7,005	(55)%	(75)%
States and political subdivisions	375	2,358	—	(84)%	n/m
Other	1,753	1,065	1,010	65%	74%
Total	$44,616	$22,721	$41,375	96%	8%
______________________________
n/m - not measurable

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Net Charge-Offs (Recoveries), Year-to-Date Period Ending, By Loan Type			Charge-Offs	Recoveries
(Dollars in thousands)	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Mar 31, 2021	Mar 31, 2021
Custom and owner occupied construction	$—	(9)	—	—	—
Pre-sold and spec construction	(7)	(24)	(6)	—	7
Total residential construction	(7)	(33)	(6)	—	7
Land development	(75)	(106)	(275)	—	75
Consumer land or lots	(141)	(221)	3	—	141
Unimproved land	(21)	(489)	(37)	—	21
Commercial lots	—	(55)	(1)	—	—
Total land, lot and other construction	(237)	(871)	(310)	—	237
Owner occupied	(54)	(168)	(16)	—	54
Non-owner occupied	(505)	3,030	(20)	—	505
Total commercial real estate	(559)	2,862	(36)	—	559
Commercial and industrial	80	1,533	61	168	88
Agriculture	(1)	337	36	4	5
1st lien	5	69	14	41	36
Junior lien	(47)	(211)	(110)	—	47
Total 1-4 family	(42)	(142)	(96)	41	83
Multifamily residential	—	(244)	(43)	—	—
Home equity lines of credit	25	101	(103)	41	16
Other consumer	46	307	88	119	73
Total consumer	71	408	(15)	160	89
Other	2,981	3,803	1,222	3,873	892
Total	$2,286	7,653	813	4,246	1,960

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